Exhibit 10.1
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 is effective as of September 8, 2017 and hereby amends the Employment Agreement (the “Agreement”), dated as of April 15, 2016 and amended effective as of December 19, 2016, by and between Mary C. Cook (“Employee”) and Chart Industries, Inc. (the “Company”).

WHEREAS, the Company and Employee desire to amend the Agreement; and

WHEREAS, the parties reserved the right to amend the Agreement pursuant to Section 13.c thereof.

NOW, THEREFORE, pursuant to Section 13.c of the Agreement, and effective as of September 8, 2017, the parties hereby amend the Agreement as follows:

1.	Section 2(a) of the Agreement is hereby deleted and replaced with the following:

“2(a) Title. During the Employment Term, Employee shall serve as the Company’s Vice President of Finance. In such position, Employee shall have such duties, authority and responsibility as shall be determined from time to time by the Chief Executive Officer or Chief Financial Officer of the Company, which duties shall include providing services, consistent with the position of Vice President of Finance, as may be requested from time to time by the Chief Financial Officer of the Company.”

2.	Section 2(c) of the Agreement is hereby amended by adding the following sentence to the end of such Section 2(c):

“Without limiting the generality of the foregoing, the parties acknowledge that the Company intends to relocate its headquarters to Canton, GA in the fourth quarter of 2017, at which time Employee shall be entitled to continue providing services for the duration of the Retention Period (as defined in Section 4A of the Agreement) from her current place of residence; provided, however, that Employee may be requested to make periodic trips (not to exceed one trip per month during the remainder of the Retention Period) to the Canton, GA headquarters.

3.	The first sentence of Section 8 of the Agreement is hereby deleted and replaced in its entirety with the following:

“The Employment Term and Employee’s employment hereunder may be terminated by either party at any time and for any reason; provided that Employee will be required to give the Company at least 60 days advance written notice of any resignation of Employee’s employment; provided, further, that the Company shall provide Employee with at least 120 days advance written notice for any Termination of Employee’s employment by the Company without Cause. Employee acknowledges that as of the date hereof the Company hereby provides Employee written notice that her employment is being terminated without Cause and her last date of employment will be March 31, 2018; provided, however, the Company reserves the right to terminate her employment for Cause, subject to the terms of the Agreement, prior to such date.”

4.	The parties acknowledge that no amendment or modification under this Amendment No. 2 shall constitute “Good Reason” for purposes of the Agreement.

5.	This Amendment shall only modify the Agreement as set forth herein. All other terms and conditions of the Agreement shall remain in full force and effect.

6.	Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2.

CHART INDUSTRIES, INC.

/s/ Jillian C. Evanko
By: Jillian C. Evanko
Its: Vice President, Chief Financial
Officer, Chief Accounting Officer and Treasurer

EMPLOYEE
/s/ Mary C. Cook
Mary C. Cook

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